Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is entered into and effective as of October 1, 2025 (the “Agreement Date”), by and between Nabors Industries Ltd. (“Nabors Bermuda”), Nabors Industries, Inc. (“Nabors Delaware”) (Nabors Bermuda and Nabors Delaware, collectively referred to herein as the “Company”) and Miguel A. Rodriguez (the “Executive”), in connection with Executive’s employment by the Company in the position of Chief Financial Officer.

1.             At-Will Employment. The Company agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. The Executive’s employment with the Company shall be at the discretion of the Company. The Executive hereby agrees and acknowledges that the Company may terminate Executive’s employment at any time, for any reason, with or without Cause, and without notice. Nothing contained in this Agreement shall (a) confer on the Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2.            Severance Benefits.

(a)           Termination by the Company without Cause; Termination by the Executive for Good Reason. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), or by the Executive for Good Reason, in each case, following the date the Executive commences employment with the Company, and, in each case, subject to Section 2(e) (other than with respect to any Accrued Benefits, which are not subject to Section 2(e)), the Executive shall be entitled to:

(i)    the Accrued Benefits;

(ii)   an amount in cash equal to one (1) times the sum of the Executive’s then-current annual base salary (without giving effect to any reduction or series of reductions giving rise to Good Reason), payable in substantially equal monthly installments over the 12-month period following the date of termination; provided, however, that the first such payment shall not be made until the first payroll date following the date on which the Release (as defined below) becomes non-revocable pursuant to Section 2(e) and such first payment shall include any amounts that would otherwise have been payable between the date of termination and the date of such first payment; and provided, further, that if the period that the Executive has to consider and revoke the Release pursuant to Section 2(e) commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year;

(iii)  An amount in cash equal to one (1) times the pro rata portion of any annual cash bonus payable at target in respect of the calendar year in which the date of termination occurs, determined by multiplying (A) the target amount of such annual bonus that the Executive would have received had the Executive’s employment not so terminated (disregarding any individual performance factors and proportionately increasing the weighting of any Company performance metrics, if applicable), by (B) a fraction, the numerator of which is the number of days during the applicable calendar year that the Executive was employed with the Company, and the denominator of which is the total number of calendar days during the applicable calendar year, which pro rata portion shall be paid at the time annual bonuses are paid to senior executives of the Company generally for such calendar year, but in no event later than March 15th of the calendar year following the calendar year in which the termination of employment occurs (the “Pro Rata Annual Bonus”); and

(iv)  subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law) that covers the Executive (and the Executive’s eligible dependents) for a period of twenty-four (24) months following the date of termination at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(a)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), provided that (if doing so would not result in such an excise tax), the Executive will be provided with a lump sum cash benefit on the same payment schedule should such benefit be reduced as a result of this proviso; and provided, further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 2(a)(iv) shall immediately cease. In the event that Executive’s actions would entitle him and his eligible dependents to continued participation in Company’s group health plans in accordance with this Section 2(a)(iv), but Company is unable to extend the participation for the full 24 months due to plan limitations, Company shall pay Executive a lump sum amount that would enable Executive to secure private coverage providing substantially similar benefits for Executive and his eligible dependents for the remainder of the 24 months, less amounts that would otherwise be required to be paid by Executive for continued copayment of premiums under Company’s group health plans.

The payments described in clauses (ii) through (iv) of this Section 2(a) shall be referred to collectively as the “Severance Benefits”. Payments and benefits provided in this Section 2(a) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, except as set forth in this Section 2(a) and Section 2(g), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)           Termination by the Company without Cause; Termination by the Executive for Good Reason during the CIC Protection Period. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in each such case, during the CIC Protection Period (as defined below) (each, a “CIC Qualifying Termination”), and, in each case, subject to Section 2(e) (other than with respect to any Accrued Benefits, which are not subject to Section 2(e)), the Executive shall be entitled to all payments and benefits (inclusive of continued participation in Company’s group health plan) to which he would otherwise be entitled under Section 2(a) above at the time specified in Section 2(a) above, except that (i) the severance amount set forth in Section 2(a)(ii) will be equal to the sum of two (2)-times the Executive’s then-current annual base salary (without giving effect to any reduction or series of reductions giving rise to Good Reason) and two (2)-times the target annual cash bonus amount for the year in which the date of termination occurs (without pro-ration), and (ii) if the CIC is a “change in control event” as defined in Section 409A of the Internal Revenue Code, the amount described in Section  2(a)(ii) shall be payable in a lump sum within 60 days following the date of termination or such date as otherwise required under Section 7(a) of this Agreement. The “CIC Protection Period” means the period ending 24 months after a Change in Control.

Payments and benefits provided in this Section 2(b) (including by reference to Section 2(a)) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Following the termination of the Executive’s employment by the Company without Cause (other than death or Disability) or by the Executive for Good Reason, in each case, during the CIC Protection Period, except as set forth in this Section 2(b) and Section 2(g), the Executive will not be entitled to any other compensation and benefits and, for the avoidance of doubt, there shall be no duplication of benefits as between Section 2(a) and Section 2(b).

(c)           Termination Due to the Executive’s Death or Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or Disability, then this Agreement shall terminate without further obligations to the Executive or the Executive’s estate, as applicable, except (i) as set forth in Section 2(g), (ii) for payment of Accrued Benefits, and (iii) Executive’s (and the Executive’s eligible dependents) right to continued participation in the Company’s group health plan as set forth in Section 2(a)(iv).

(d)           Termination Due to Cause (Other than for Good Reason), retirement or voluntary resignation. In the event that the Executive’s employment is terminated by the Company for Cause or if the Executive terminates employment for retirement, for voluntary resignation or without Good Reason, then this Agreement shall terminate without further obligations to the Executive or the Executive’s estate, as applicable, other than the obligation to pay, within thirty (30) days after the date of termination, the Accrued Benefits.

(e)           Release of Claims; Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits (other than (i) the Accrued Benefits and (ii) for death or disability, continued participation in the Company’s group health plan pursuant to Section 2(a)(iv)) under Section 2(a) or Section 2(b) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of the Company’s standard form of a general release of claims (the “Release”) and allowing such Release to become non-revocable no later than 52 days following the date of the Executive’s termination of employment. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 52-day period, or timely revokes the Executive’s such release following its execution, the Executive shall not be entitled to any of the Severance Benefits under Section 2(a) or Section 2(b), as applicable. During such time that the Executive is receiving Severance Benefits pursuant to Section 2(a) or Section 2(b), if the Executive materially breaches any restrictive covenant set forth in the Restrictive Covenant Agreement (as defined below), and such breach is not cured, to the extent susceptible of cure (as determined in the Nabors Delaware Board’s and the Nabors Bermuda Board’s, as applicable, good faith discretion), within 30 days following the Company’s written notice thereof to the Executive), the Executive’s right to receive or retain the Severance Benefits shall immediately cease and be forfeited.

(f)            No Offset. In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

(g)           Treatment of Equity and Equity-Based Awards. Any unvested equity and equity-based awards, including any long-term equity awards, stock options, restricted stock units, performance shares, or any other equity awards held by the Executive as of the date of the Executive’s termination of employment shall be treated in accordance with the terms of the applicable award agreement(s) and plan(s) governing such award(s). For the avoidance of doubt, unless otherwise specified in the applicable award agreement or plans governing such awards, upon any termination of employment, any equity or equity-based awards that are unvested as of immediately prior to the date of the Executive’s termination of employment shall be forfeited for no consideration.

3.             Pre-existing Restrictive Covenants. The Executive hereby acknowledges and agrees that the Executive shall be bound by certain restrictive covenants set forth in the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan and the award agreements, if any, entered into by and between the Executive and Nabors Delaware and/or Nabors Bermuda, including the non-competition and non-solicitation covenants set forth therein (collectively the “Restrictive Covenants”).  Notwithstanding any provision of this Agreement, the Executive hereby acknowledges and agrees that the Restrictive Covenants will survive the termination of the Executive’s employment or service with the Company pursuant to the terms and conditions thereof and shall remain in full force and effect following such termination.

4.             Whistleblower Protection; Protected Activity.

(a)             Notwithstanding anything to the contrary contained herein or in the Restrictive Covenants, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

(b)           The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”), or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of Nabors Bermuda Board or Nabors Delaware Board at any time. The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Government Agencies. The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

5.             Survival. It is the express intention and agreement of the parties hereto that the Restrictive Covenants shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement subject to the terms and conditions set forth herein.

6.             Withholding. The Company shall withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, and all payments under this Agreement shall be in amounts net of any such deductions or withholdings.

7.             Code Sections 409A and 280G.

(a)           Section 409A.

(i)            General. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

(ii)           Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7(a)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          Installment Payments. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)           No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(b)          Section 280G.

(i)            If any payment or benefit the Executive will or may receive from the Company or any of its Affiliates under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(ii)           Notwithstanding any provision of Section 7(b)(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(iii)          The Company shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 7(b) and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre- and post-change in control services). The Company shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.

8.             Miscellaneous Provisions.

(a)           Unfunded. Benefits provided under this Agreement are paid from the general assets of the Company, and are not funded.

(b)           No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

(c)           Amendment; Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

9.             Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive had the opportunity to be advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

10.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

11.           Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

12.           Definitions.

“Accrued Benefits” means, as of the date of termination, to the extent not theretofore paid, the sum of (i) the Executive's base salary earned through the date of termination, (ii) any accrued but unused vacation through the date of termination in accordance with the Company’s policy, (iii) any unreimbursed expenses incurred by the Executive through the date of termination, payable in accordance with the Company’s applicable expense reimbursement policies and procedures, and (iv) any vested benefits under any deferred compensation plan or tax-qualified retirement plan of the Company.

“Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with, the person or other entity specified. Fifty percent (50%) of the equity ownership shall conclusively establish control for purposes of this definition.

“After-Tax Value” means the aggregate amount of the First Portion net of all taxes the Executive is required to pay in respect of such amount and determined taking into account any tax benefits that are available to the Executive in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” means (a) the Executive’s willful and continued failure (other than as a result of physical or mental illness or injury) to perform the Executive’s material duties to the Company (it being understood that actions taken by Executive in good faith and in furtherance of the best interests of the Company will not be deemed to be willful for this purpose), which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Nabors Bermuda Board or Nabors Delaware Board (which demand shall identify and describe such failure with sufficient specificity to allow the Executive to respond); (b) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, which is not cured within ten (10) business days after written notice of the conduct is delivered to the Executive by the Company (which notice shall identify and describe such conduct with sufficient specificity to allow the Executive to respond); (c) conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; (d) a material violation of the Company’s code of conduct, subject to reasonable notice and opportunity (and, in any event, at least ten (10) business days from when written notice of the violation is delivered to the Executive by the Company) to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Nabors Bermuda Board or Nabors Delaware Board, as applicable); or (e) the Executive’s material breach of this Agreement or any other material agreement with the Company, which is not cured within ten (10) business days after written notice of the breach is delivered to the Executive by the Company (which notice shall identify and describe such breach with sufficient specificity to allow the Executive to respond).

“Change in Control” means the occurrence of any one of the following events: (a) any “person,” as such term is used in Sections 3(a)(9), 13(d) and 14d(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of fifty percent (50%) or more of the Voting Stock of Nabors Bermuda; (b) the Nabors Bermuda Board or the shareholders of Nabors Bermuda adopt any plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the assets of Nabors Bermuda; (c) all or substantially all of the assets or business of Nabors Bermuda are disposed of pursuant to a sale, merger, consolidation or other transaction; mediately after the transaction, the shareholders of Nabors Bermuda immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the resulting company; or (e) a change in the composition of the Nabors Bermuda Board such that the “Continuing Directors” cease for any reason to constitute at least sixty-six and two-thirds percent (66 2/3%) of the Nabors Bermuda Board. The “Continuing Directors” shall mean those members of the Nabors Bermuda Board who either: (x) were directors at the Agreement Date; or (y) were elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four (4) directors) of the Nabors Bermuda Board who were or become Continuing Directors.

Notwithstanding the foregoing, the term Change in Control shall not include either of the following events undertaken at the election of Nabors Bermuda: (x) any transaction, the sole purpose of which is to change the place of Nabors Bermuda’s incorporation; or (y) a transaction in which the surviving corporation(s) are owned directly or indirectly by the stockholders of Nabors Bermuda immediately following such transaction in substantially the same proportions as their ownership of the common stock of Nabors Bermuda immediately preceding such transaction, provided that the surviving corporation expressly assumes this Agreement.

“Compensation Committee” means the Compensation Committee of the Nabors Bermuda Board.

“Disability” means the Executive’s physical or mental inability to perform substantially his duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days or a period of one hundred eighty (180) days in any calendar year, as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Compensation Committee and Executive. If the Compensation Committee and Executive cannot agree on a medical doctor, they shall each select a medical doctor and the two doctors shall select another medical doctor who shall be the sole approved medical doctor for this purpose.

“Good Reason” means the occurrence of one or more of the following events without the Executive’s express written consent: (a) a material diminution in the Executive’s then-current base salary or target annual cash bonus opportunity (other than an across-the-board reduction of not more than 10% that impacts all similarly situated senior executives of the Company equally); (b) any material diminution in the Executive’s position, authority or responsibilities; (c) the Company’s material breach of this Agreement or any other material agreement with the Executive; or (d) upon a Change in Control, a successor to the Company failing to expressly assume this Agreement. Notwithstanding the foregoing, a resignation will only qualify as being for “Good Reason” if, within 60 days following the initial existence of a condition listed above (or, if later, the time at which the Executive knew or reasonably should have known of its existence), the Executive provides notice to the Company of the existence of a supposedly qualifying condition and the related circumstances that cause it to qualify, and within 30 days after such notice, the Company does not remedy the condition and, within 60 days following the Company’s failure to remedy the condition, the Executive actually resigns from employment with the Company.

“Nabors Bermuda” shall mean Nabors Industries Ltd.

“Nabors Bermuda Board” shall mean the Board of Directors of Nabors Bermuda.

“Nabors Delaware” shall mean Nabors Industries, Inc.

“Nabors Delaware Board” shall mean the Board of Directors of Nabors Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Agreement Date.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Vice President & Corporate Secretary

NABORS INDUSTRIES, INC.

By:	/s/ Anthony G. Petrello
Name: Anthony G. Petrello
Title: Chairman, President & Chief Executive Officer

EXECUTIVE

/s/ Miguel Angel Rodriguez
Miguel A. Rodriguez